EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
nView Corporation:

We consent to incorporation by reference in the registration statement
(No. 33-    ) on Form S-8 of nView Corporation and subsidiaries of our report dated February 9, 1996, related to the consolidated balance sheets of nView Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of nView Corporation.


                                            KPMG PEAT MARWICK, LLP




Norfolk, VA
January 17, 1997